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                                                                    EXHIBIT 10.1

                               YELLOW CORPORATION
                        RESTRICTED STOCK AWARD AGREEMENT
                       PURSUANT TO 1992 STOCK OPTION PLAN
                            WITH NON-COMPETE COVENANT

     This Restricted Stock Award Agreement (the "Agreement"), made this 4th day of March, 2002, by and between Yellow Corporation, formerly Yellow Freight System, Inc. of Delaware, (the "Company") and Donald G. Barger, Jr. (the "Grantee") evidences the grant, by Company, of a Restricted Stock Award (the "Award") to the Grantee on March 4, 2002 ("Date of Grant") and the Grantee's acceptance of the Award in accordance with the provisions of the Company's 1992 Stock Option Plan (the "Plan"). Company and Grantee agree as follows:

     1. Shares Awarded and Restriction on Shares. The Grantee shall be awarded 5,300 shares of Company common stock ("Restricted Shares") subject to the restrictions on the rights of ownership set forth in this Agreement and further subject to the terms and conditions of the Plan and the applicable rules (the "Rules") of the Compensation Committee (the "Committee"), the provisions of which are hereby incorporated in this Agreement by reference.

     2. Sale or Transfer Restrictions. Except as set forth in Paragraph 6 below, Grantee shall have no right to sell or transfer the Restricted Shares until the restrictions on sale or transfer lapse. The restrictions on sale or transfer on all shares shall lapse on the third anniversary of the date of this award. However, should the Company adopt a future stock option plan, after stockholder approval, providing for Restricted Stock Units, Grantee may convert one Restricted Share awarded under this Agreement for one Restricted Stock Unit, pursuant to such rules as the future plan and the Committee may prescribe, and so long as Grantee chooses to convert to Restricted Stock Units prior to the date the restrictions lapse on the Restricted Shares. The Committee may provide that a Grantee, after attaining age 60, shall have the option to have the value of the Restricted Stock Units transferred to a diversified investment such as a mutual fund.

     3. Employment Requirement. Except as provided in Paragraphs 6 and 7, in the event the Grantee's employment with Company (including all Subsidiaries, as defined in the Plan) terminates prior to the date specified in Paragraph 2 above, the Restricted Shares shall be forfeited and returned to Company. For this purpose authorized leaves of absence from Company or a Subsidiary (as defined in the Plan) or the transfer of the Grantee between Company and a Subsidiary or between such Subsidiaries shall not constitute a termination of employment. For purposes of this Agreement, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave, family leave, or other bona fide leave of absence so long as the Grantee's right to employment or re-employment with Company or a Subsidiary is provided for by statute, written contract or Company policy.

     4. Deposit of Stock Certificates. Concurrently with signing this Agreement (i) Company shall direct its transfer agent to issue one stock certificate for the Restricted Shares, representing 5,300 shares of common stock of the Company, $1.00 par value, registered in the name of the Grantee, and (ii) Grantee shall execute and deliver to Company to be held by Company, with the stock certificate for the Restricted Shares, a stock power for the Restricted Shares.



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     After the prohibited sale and transfer restrictions lapse under Paragraph 2 above with respect to the Restricted Shares and provided the Restricted Shares have not been forfeited under Paragraph 3 above, Company shall deliver to the Grantee, or such person or persons as the Grantee may direct in writing, the stock certificate, and the stock power representing the Restricted Shares as to which the prohibited sale or transfer restrictions have lapsed less any shares withheld, pursuant to Grantee's election and the Committee's approval, to satisfy applicable income tax withholding requirements. The shares represented by such stock certificate after delivery shall cease to be Restricted shares.

     5. Voting and Other Rights of Restricted Shares. Subject to the provisions of this Agreement restricting sale or transfer and providing for forfeiture of Restricted Shares, Grantee shall have all the rights of a shareholder with respect to the Restricted Shares, including dividend and voting rights. However, any dividends payable to Grantee shall be subject to any taxes due with respect to such dividends, including FICA tax (if applicable) and local state and federal income tax.

     6. Acceleration of Lapse of Restrictions. Notwithstanding the foregoing provisions of this Agreement, the Grantee or the Grantee's legal representative or guardian shall be immediately entitled to receive the certificates for all Restricted shares and the prohibited sale and transfer restrictions of Paragraph 2 above shall immediately lapse on the earliest of the following occurrences:

          (a)  The Grantee's date of death;

          (b) The permanent and total disability of the Grantee. For purposes of this Agreement, total disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months. The existence of such permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company may require and determined by the Company's Compensation Committee.

          (c) In the event of a "Change of Control" of the Company, with "Change of Control" having the same definition as set forth in the Company's standard Executive Severance Agreement, which definition is hereby incorporated by reference.

     7. Continued Lapse of Restrictions in Retirement. Notwithstanding the provisions of Paragraph 3, should the Grantee's termination result from the Grantee's retirement after attaining age 55 with at least 11 years of service under the terms of a retirement plan of the Company or a Subsidiary (as defined in the Plan), prior to the lapsing of the restrictions on sale or transfer as defined in Paragraph 2, the Grantee or the Grantee's legal representative shall be entitled to receive on the date the restrictions lapse the certificates for the Restricted Shares less applicable withholding, provided Grantee has otherwise complied with this Agreement, including, but not limited to the non-compete provisions of Paragraph 9.



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     8.   Tax Withholding Requirements. Grantee's Restricted Shares are subject to certain tax withholding requirements, which may include but are not limited to the withholding of tax on dividends paid on Restricted Shares and the withholding of tax on the amount includable in income of Grantee coincident with the lapse of the sale and transfer restrictions on the Restricted Shares. Grantee understands that the certificate for Restricted Shares will not be delivered to him following the lapse of restrictions unless and until he has paid to the Company any tax due or has authorized the Company, pursuant to the Rules of the committee, and provided the Committee does not disapprove, to retain a sufficient number of the Restricted Shares upon which the restrictions have lapsed to pay such tax. The Committee shall have the right in its discretion to satisfy withholding tax liability by retaining Restricted Shares.

     9. Covenant Not to Compete. In consideration of this grant of a Restricted Stock Award, Grantee agrees that should Grantee voluntarily resign or quit the employ of the Company or its parent, subsidiary or affiliated companies, Grantee shall not, for a period of two years (the "Restriction Period") measured from the effective date of such resignation or quitting, seek or accept employment with any person, firm or entity in the U.S. that is significantly engaged in the business of providing services in the areas of interstate trucking, third party logistics or domestic/international freight forwarding.

          It is specifically agreed that the employment prohibition set forth in this Agreement includes employment in any capacity, directly or indirectly, with any entity described above, including but not limited to investment in any such entity (other than owning less than 2% of the stock of a publicly traded company) or employment as an officer, director, employee, consultant, or independent contractor.

          It is specifically understood that the Covenant Not to Compete of this paragraph shall not apply if the Grantee resigns or quits the employ of the Company, or its parent, subsidiary or affiliated company following a reduction in the Grantee's title or responsibilities from Grantee's title or responsibilities existing as of the date of this Agreement or following a reduction in Grantee's base salary or benefits from the level of such base salary and benefits existing as of the date of this Agreement, other than a reduction in such base salary or benefits occurring as a result of across the board reductions applying to all officers of the Company, or the involved parent, subsidiary or affiliated company.

     10. Confidential Information. Confidential and proprietary information and knowledge in Grantee's possession about the business, customers, finances, business practices, marketing and sales strategies and personnel of the Company, its parents, subsidiaries and affiliates ("Company Information") shall remain confidential for the Restriction Period and Grantee shall not disclose or communicate such Company Information during that time to any individual or entity not a party to this Agreement, including family members, and Grantee will not make use of Company Information on Grantee's own behalf or on behalf of a family member or aid or encourage any family member to do so, including, but not limited to, soliciting or recommending that anyone else solicit any then-current Company employee for hire. Grantee specifically agrees any disclosure


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          of any Company Information during the Restriction Period by a family member, or by an individual or entity who has obtained such information from Grantee or a family member, shall be regarded as a breach of this Agreement by Grantee.

     11. Remedies for Breach. In the event that Grantee breaches or threatens to breach the non-compete or confidentiality provisions of this Agreement, Grantee acknowledges that the Company shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity to recover damages, to obtain specific performance or a temporary or permanent injunction against Grantee's employment by the competitive entities described above, or for breach of the promise not to disclose Company Information, and that the Company shall be entitled to recover from Grantee all costs, including attorney's fees, incurred in prosecuting the above remedies.

     12. Severability. In the event that any of the restrictions described above shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect. Any such invalid or enforceable provisions shall be deemed, without further action on the part of any persons, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

     13. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, its parent, subsidiaries, successors and assigns, including, without limitation, any corporation, person or entity which may acquire all or substantially all of the Company's assets and business or to which the Company is consolidated or merged. Grantee's rights and benefits hereunder are personal to Grantee and no such rights or benefits shall be subject to voluntary or involuntary assignment or transfer, except as specifically provided in this Agreement.

     14. Confidentiality of Agreement. This Agreement shall be kept in strict confidence by Grantee and shall be revealed only to Grantee's spouse and attorney or other professional adviser. The Company shall keep this Agreement in strict confidence except to the extent that disclosure is required by government law or regulation.

     15. Choice of Law. This Agreement, its interpretation, performance and enforcement and the rights and remedies of Grantee and the Company, shall be governed and construed by the laws of the state of Kansas applicable to contracts to be performed wholly within Kansas, without regard to principles of conflicts of laws.

     16. Complete Agreement. This Agreement contains the entire agreement between Grantee and the Company and supersedes all prior agreements and understandings, both written and oral, between Grantee and the Company with respect to the subject matter hereof.

     17. No Employment Contract. Grantee and the Company agree that this Agreement is not intended or understood to create any contract of employment for a definite term or an expectation of continued employment.



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     18.  Amendment. This Agreement may not be modified or amended except in writing signed by both Grantee and an officer of the Company.

     IN WITNESS WHEREOF, Company, by its duly authorized officer or representative, and the Grantee have signed this Agreement as of the day and year first above written.

                                         YELLOW CORPORATION


                                       By:
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                                    Title:
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                                            GRANTEE SIGNATURE








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